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                                                                       Exhibit 5
                               O'MELVENY & MYERS
                              400 S. Hope Street
                         Los Angeles, California 90071


                                   September
                                     13th
                                     1995

(213) 669-6643                                                      412,190-009
                                                                      LA1-271626

International Lease Finance Corporation
1999 Avenue of the Stars, Suite 3900
Los Angeles, California 90067

             Re:   $2.0 Billion Aggregate Principal
                   Amount of Debt Securities of
                   International Lease Finance Corporation
                   ---------------------------------------

Ladies and Gentlemen:

     At your request, we have examined the Registration Statement on Form S-3 (the "Registration Statement") to be filed by International Lease Finance Corporation (the "Company") with the Securities and Exchange Commission in connection with the registration of $2.0 Billion aggregate principal amount of Debt Securities (the "Securities"). We have examined the indenture (the "Indenture"), dated as of November 1, 1991, between the Company and Bank of America Illinois (formerly Continental Bank, National Association), as trustee (the "Trustee"), under which the Securities are to be issued. We are familiar with the proceedings heretofore taken by the Company in connection with the authorization, registration, issuance and sale of the Securities.

     Subject to the proposed additional proceedings being taken as now contemplated by us as your counsel and as contemplated by the Indenture prior to the issuance and sale of the Securities, and the execution, delivery and authentication of the Securities, it is our opinion that the Securities will, upon the issuance and sale thereof in the manner referred to in the Registration Statement, constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as limited by bankruptcy,
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Page 2 - International Lease - September 13, 1995
         Finance Corporation

insolvency, reorganization, moratorium or similar laws effecting creditors' rights generally, and except that we advise you that the enforceability of the Securities is subject to the effect of general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief regardless of whether considered in a proceeding in equity or at law, and is subject to provisions of law which may require that a judgment for money damages rendered by a court in the United States be expressed in United States Dollars.

     We consent to the use of this opinion as an exhibit to the Registration Statement.

                                              Respectfully submitted,

                                              O'MELVENY & MYERS